Exhibit 99.1

Contact:	Bryan Fairbanks
Vice President & CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
MBS Value Partners
212-750-5800

Trex Acquires SC Company—a Fast-Growing Market Leader in Modular and Architectural Railings and Arena Staging/Seating Systems

•	Expands Trex’s Markets with Launch of Trex Commercial Products Subsidiary

•	Builds Revenue Synergies by Leveraging Brand Recognition, Sales Channel Partnerships and Engineering Capabilities of Both Companies

•	Transaction to be Immediately Accretive to EBITDA

Trex Company, Inc. (NYSE:TREX), the world’s number-one brand of decking and railing and leader in high-performance, low maintenance outdoor living products, today announced that it has closed the acquisition of SC Company.

Based in Brooklyn Park, a Minneapolis suburb, SC Company is the market leader in the design, engineering and marketing of modular and architectural railing systems and solutions for the commercial and multifamily markets and is a leading provider of staging, acoustical and seating systems for commercial markets, including sports stadiums and performing arts venues. SC Company is projected to have annual revenues of approximately $56 million in 2017, and addresses a market estimated at over $1 Billion. Trex will finance the $71.5 million purchase price through cash on hand and its revolving credit line.

Commenting on the acquisition, James E. Cline, President and Chief Executive Officer, said, “This transaction provides important end market diversification for Trex. We will gain access to growing commercial markets through SC Company, a leader in a complementary product category with a track record of substantial revenue growth and a strong management team. The acquisition expands our custom design and engineering capabilities and adds the contract architect and specifier communities as new channels for Trex.”

Additionally, Mr. Cline cited opportunities to expand the market for Trex’s high-performance product lines, stating, “SC Company has significant recognition in the industry and long-standing relationships with leading architects and general contractors throughout the country. We also see opportunities to achieve economies of scale around raw material procurement and to share manufacturing technology efficiencies that can enhance both operations’ gross margins, while maintaining our commitment to continuous improvement in engineering and design.”

“By joining together with Trex, we will have the resources and the platform to take advantage of the potential market opportunity for our full service partnerships for railing systems, which spans the life of the project, from preconstruction phase through completion,” said John Lewis, SC Company Chief Executive Officer. “This transaction will also provide us with the ability to accelerate our onboarding of engineering talent to ensure that we maintain market leadership through continuous innovation.” SC Company will maintain its operations and corporate headquarters in Brooklyn Park, MN, as well as its operations in Fort Hill, SC.

Concluding, Mr. Cline noted, “This transaction is emblematic of Trex’s acquisition strategy, which complements our organic growth initiatives. We continue to evaluate opportunities to leverage the strength of the Trex brand by adding related products to our portfolio and to expand our business into new markets by acquiring and/or partnering with companies that have shown a similar commitment to quality and state-of-the art design.”

More information can also be found at www.TrexCommercialProducts.com, with links to the SC Company websites.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These

statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

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